Deloitte &
 Touche LLP

50 Fremont Street                        Telephone: (415) 247-4000
San Francisco, California 94105-2230     Facsimile: (415) 247-4329


November 30, 1998

The Gap, Inc
One Harrison Street
San Francisco, California, 94105

We have made reviews, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of The Gap, Inc. and subsidiaries for the periods ended August 1, 1998, and August 2, 1997, and for the periods ended May 2, 1998, and May 3, 1997, as indicated in our reports dated August 11, 1998, and May 12, 1998 respectively; because we did not perform audits, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended August 1, 1998, and
May 2, 1998, are being incorporated by reference in this Registration Statement on Form S-8.

We also are aware that the aforementioned reports, pusuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP
San Francisco, California